FTE Networks Acquires Benchmark Builders, Leading Construction Manager with 2016 Revenues of $386 Million

Transformational Acquisition Leverages FTE’s Technology and Network Infrastructure Platform with
Benchmark’s Construction Management Expertise

NAPLES, Fla.—(BUSINESS WIRE) — FTE Networks, Inc. (OTCQX:FTNW) (“FTE” or the “Company”), a leading network infrastructure solutions provider in the technology and communications industries, today announced that it has closed a transaction to join forces with privately held Benchmark Builders, Inc. (“Benchmark”), a leading provider of construction management services based in New York with unaudited revenues of approximately $386 million in 2016.

The $75 million acquisition will enable FTE to deliver integrated network services, cutting-edge technology, and construction management services on the largest and most complex projects, from conception to completion.

Benchmark intends to immediately begin to aggressively roll-out FTE’s “compute to the edge” technology in New York City and the surrounding region. This leading edge technology, called CrossLayer, allows building owners to provide exceptional broadband access at significant savings to both landlords and tenants, while creating revenue generating opportunities for landlords and recurring revenue platforms for FTE.

The transaction will allow FTE and Benchmark to begin offering services to each other’s clients and expanding their offerings nationally.

“This transaction is transformational for FTE and provides us with a powerful platform to continue to roll out our network services solutions,” said Michael Palleschi, FTE’s President and Chief Executive Officer. “Our combination with Benchmark reflects our strategy of growth and diversification, and enables us to offer clients a one-stop shop, providing the highest quality design, construction, operation, and maintenance of network infrastructure and meeting customer demand for turnkey infrastructure solutions. Benchmark’s expertise in the strategically important New York market further deepens our market presence there.”

The acquisition provides significant economies of scale, synergies, and complementary business activities. The Company believes the addition of Benchmark’s customer base and project pipeline propel FTE to the forefront of the network infrastructure, technology, and general contracting markets.

The transaction offers valuable benefits to FTE’s clients, stockholders, and employees – and significantly accelerates the company’s strategy of developing an integrated technology and construction management offering. The acquisition will immediately add Benchmark’s backlog over the next year of $216 million and $300 million over the next three years to FTE’s three-year $170 million project backlog.

FTE financed the transaction with a combination of cash, seller’s notes, and FTE stock.

Benchmark is a premier construction management services firm and general contractor, with a powerful industry brand and strong presence in the New York City metropolitan market.

Benchmark President Fred Sacramone will continue as President and become a member of the FTE Networks Board of Directors, and Benchmark, now a wholly owned subsidiary of FTE, will continue to operate as it always has. “We are thrilled to be joining forces with FTE,” Sacramone said. “This powerful combination will allow Benchmark to offer our clients the very best construction and network infrastructure services, both in the New York City area and around the country.”

Lateral Investment Management, which invests in growth capital solutions for leading middle market businesses in the United States, has been FTE’s Senior Lender since 2015 and has amended its current credit agreement to add additional capital to facilitate this transaction.

“The dynamic combination of FTE and Benchmark brings together unique capabilities to build high quality commercial offices, next-generation infrastructure and network services at scale for Fortune 500 clients,” said Patrick Feeney, Managing Director of Lateral Investment Management. “We are enthusiastic supporters of this transformational acquisition which launches a new phase in the growth of the company.”

Benchmark, founded in 2008, has a track record of consistent revenue growth and profitability. The company has seasoned leaders with an average of 30 years of construction management experience.

Benchmark specializes in construction management services, and provides program management and other construction-related services. The company serves both publicly listed and private clients in many sectors, including telecommunications, commercial, industrial, broadcast, technology, infrastructure, healthcare, and education.

About FTE Networks, Inc.

FTE Networks is on the leading edge of network transformation helping communications service providers, government and enterprise customers evolve their networks to meet advancing technology requirements via network infrastructure, and edge computing solutions to quickly enhance service innovation and deliver new revenue streams. With a focus on smart design, open architectures and consistent standards, along with expertise in building, operating, and maintaining networks, FTE solves complex network and system challenges that reduce costs and deployment time to accelerate delivery and optimize performance of network infrastructure. Operating five (5) industry segments; Data Center Infrastructure, Fiber Optics, and Wireless Integration, Network Engineering, Compute to the Edge, FTE Networks is headquartered in Naples, Florida, with offices throughout the US and presence in Europe. For more information, please visit: www.ftenet.com.

About Benchmark Builders, Inc.

Benchmark is a New York-based construction manager and general contractor serving a diverse and sophisticated client base in the telecommunications, commercial, industrial, broadcast, technology, infrastructure, healthcare, and education industries. The company delivers unique project solutions in the complex New York marketplace. It emphasizes the ability of its experienced staff to become an integral part of a client’s project team, responding to every client need and request. Benchmark excels at technologically complex work building broadcast studios and infrastructure, as well as large projects from $30 million to $100 million. Benchmark maintains its strong reputation by consistently delivering on the quality, budget, and schedule expectations of some of the industry’s most demanding clients.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of FTE. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on FTE’s current expectations and beliefs concerning future developments and their potential effects on FTE. There is no assurance that future developments affecting FTE will be those anticipated by FTE. FTE undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

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FTE Networks, Inc.

Kirstin Gooldy, 877-850-4308

ir@ftenet.com

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Source: FTE Networks, Inc.

Released March 9, 2017